Exhibit 99.1

FOR IMMEDIATE RELEASE	Park Bancorp, Inc.	March 15, 2007
Contact: David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc.

2006 Fourth Quarter and Annual Earnings

Chicago, IL—Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter and year ended December 31, 2006.

Net income for the three months ended December 31, 2006 was $28,000, or $.03 per share, compared to net loss of ($232,000), or ($.22) per share, for the same period in 2005. The 2006 results were impacted by a decrease in net interest income and a decrease in non-interest income offset by a decrease in the provision for loan losses and a decrease in non-interest expense.

There was no net income for the year ended December 31, 2006, compared to $630,000, or $.59 per share, for 2005. This was due to decreases in net interest income and non-interest income offset by a decrease in the provision for loan losses.

Net interest income before provision for loan losses decreased to $1.3 million for the three months ended December 31, 2006, from $1.8 million for the three months ended December 31, 2005. Net interest income decreased to $3.0 million for the quarter ended December 31, 2006, from $3.4 million for the corresponding period in 2005. Total interest expense increased to $1.7 million for the three months ended December 31, 2006, from $1.5 million for the three months ended December 31, 2005, due to an increase in the cost of funds.

Non-interest income was $132,000 for the quarter ended December 31, 2006, compared to $207,000 for the quarter ended December 31, 2005.

Non-interest expense decreased to $1.5 million for the quarter ended December 31, 2006, from $1.8 million for the quarter ended December 31, 2005. This was attributable to lower compensation costs and a decrease in losses from a limited partnership.

Total assets at December 31, 2006 were $227.2 million, compared to $239.5 million at December 31, 2005. The change was due to decreases in loans receivable and securities.

The loan portfolio decreased to $148.2 million at December 31, 2006 from $158.7 million at December 31, 2005. During the same period, non-performing assets decreased to $4.6 million, or 2.03% of total assets, from $4.9 million, or 2.04% of total assets, a year ago.

Deposit accounts decreased to $143.0 million at December 31, 2006, from $149.0 million at December 31, 2005. The change was due to decreases in certificate of deposits and passbook accounts.

Borrowings decreased to $50.4 million at December 31, 2006, from $56.7 million at December 31, 2005 due to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at December 31, 2006 was $29.1 million, which is equivalent to 12.9% of total assets. Book value at December 31, 2006 was $27.19 per share. The decrease in stockholders’ equity from December 31, 2005 was attributable to the repurchase of 28,780 shares at an average price of $33.32 and dividends paid of $766,000 offset by 18,264 options exercised at an average price of $16.04 and an unrealized gain on securities available-for-sale of $208,000.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

Selected Financial Data:	December 31, 2006	September 30, 2006	December 31, 2005
Total assets	$227,189	$226,391	$239,468
Loans receivable, net	148,176	150,946	158,709
Interest bearing deposits	12,382	4,320	663
Securities and FHLB Stock	45,440	50,831	59,930
Deposits	142,928	144,245	149,004
Borrowings	50,435	49,830	56,721
Total stockholders’ equity	29,120	29,375	29,902
Book value per share[1]	$27.19	$27.50	$27.97

Non-accrual loans	$2,342	$363	$4,744
Real estate owned	2,261	2,261	132
Non-performing assets	$4,603	$2,624	$4,876
Non-performing assets to total assets	2.03%	1.16%	2.04%
Allowance for loan losses	$637	$563	$2,368
Allowance for loan losses to gross loans receivable	.43%	.36%	1.41%

1Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

Selected Operating Data:	Three Months Ended Dec. 31, 2006	Three Months Ended Dec. 31, 2005	Twelve Months Ended Dec. 31, 2006	Twelve Months Ended Dec. 31, 2005
Interest income	$2,977	$3,350	$12,298	$13,265
Interest expense	1,655	1,514	6,436	5,826

Net interest income	1,322	1,836	5,862	7,439
Provision for loan losses	0	680	249	997

Net interest income after provision for loan losses	1,322	1,156	5,613	6,442
Non-interest income	132	207	652	794
Non-interest expense	1,460	1,756	6,411	6,449

Income before income taxes	(6)	(393)	(146)	787
Income tax expense	(34)	(161)	(146)	157

Net income	$28	($232)	$0	$630

Selected Performance Ratios:
Return on average assets	0.05%	(.38%)	0.00%	0.25%
Return on average equity	0.38%	(3.04%)	0.00%	2.06%
Average equity to average assets	12.93%	12.53%	12.70%	12.02%
Equity to total assets at end of period	12.82%	12.49%	12.82%	12.49%
Average interest rate spread	2.35%	3.07%	2.53%	2.97%
Net interest margin	2.56%	3.27%	2.74%	3.15%
Average interest-earning assets to average interest-bearing liabilities	106.59%	107.16%	107.10%	107.03%
Non-interest expense to average assets	2.58%	2.88%	2.75%	2.53%
Efficiency ratio	100.41%	95.64%	98.42%	78.33%